EXHIBIT 99.1
FOR MORE INFORMATION, CONTACT:
PondelWilkinson Inc.
Rob Whetstone/Eileen Rauchberg
(310) 279-5980

NEWCARDIO CLOSES SHARE EXCHANGE AGREEMENT
WITH MARINE PARK HOLDINGS

– NewCardio Raises $8.2 million in Private Placement; Shares Begin Trading on OTC Bulletin Board Under Ticker Symbol “NWCI” –

San Jose, Calif.–, January 31, 2008 – NewCardio, Inc. announced today the closing of a share exchange agreement with Marine Park Holdings, Inc. (MPHL.OB) whereby NewCardio is now a public company by way of reverse merger.  NewCardio’s common stock is currently quoted for trading on the Over the Counter Bulletin Board (OTCBB) under the symbol NWCI.OB.

Concurrent with the closing of the agreement, the company completed a private placement financing of $8.2 million of 10% redeemable, non-voting Series A Convertible Preferred Stock, plus warrants.  Platinum-Montaur Life Sciences, LLC and Vision Capital Advisors, LLC participated in the financing.

“This is an exciting time for NewCardio as this transaction provides us with the financial flexibility to pursue our strategy and to aggressively participate in the growth of the cardiovascular diagnostic market,” said Dr. Branislav Vajdic, NewCardio co-founder, president and CEO.

As part of the transaction, Marine Park acquired all of the issued and outstanding capital stock of NewCardio.  Concurrent share transactions with other parties required the cancellation of certain Marine Park shares resulting in an aggregate of 20.2 million shares of common stock issued and outstanding today.  As the surviving entity in the transaction, Marine Park assumed the operating business of NewCardio and subsequently changed its name to NewCardio, Inc.

Under the terms of the agreement, Dr. Vajdic remains president, CEO and director of the new entity, with Robert N. Blair as chairman.  David Stefansky and Richard Rosenblum resigned as officers and directors of Marine Park.

About NewCardio, Inc.

NewCardio’s software and hardware products and services are intended to improve the diagnosis and monitoring of cardiovascular disease (CVD), as well as cardiac safety assessment  of drugs under development .  The company’s 3-dimensional electrocardiogram (ECG) platform reduces the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions previously difficult to detect.  NewCardio intends to initially compete in two large segments of the CVD diagnostic market: cardiac safety in drug development, and diagnostics.  For more information, visit www.newcardio.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding NewCardio's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Specifically, these statements include, but are not limited to those concerning the timing of regulatory approval or commercialization of its products or the achievement of clinical, regulatory or product development milestones. Forward-looking statements are based on management's current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included in the "Risk Factors" section of our most recent current report on Form 8-K/A. The current report was filed with the SEC on January 22, 2008 and is available on the SEC's website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. NewCardio undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

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